WorldStar Announces Termination of Fire Block Technologies Sublicence

NEWS RELEASE

WorldStar Energy Corp. ("WorldStar") (OTC Pink - no information: WSTR) September 12, 2012.

Fire Block Technologies Inc. ("Fire Block Technologies") has terminated, as of September 11, 2012,the exclusive sublicense granted to WorldStar on June 29, 2011, to use and apply, in Southeast Asia, including China, the patent-pending processes and solutions licensed by Fire Block Technologies from Fire Block International Inc., a private Canadian company, for the manufacture of engineered construction products from palm oil tree waste material with zero ignition and zero flame spread properties ("WSTR Sublicense").

The WSTR Sublicense was for a 10-year term, and was renewable for successive periods of 10 years each. WorldStar agreed to pay a CAD$150,000 acquisition fee to Fire Block Technologies, to be paid by the issuance of 10,000,000 fully paid shares of common stock in the capital of WorldStar to Fire Block Technologies, and to pay a continuing royalty to Fire Block Technologies. In order to preserve the license rights, WorldStar was required to purchase from Fire Block Technologies certain escalating minimum quantities of Zeroignition(TM) Fire Retardant during each year of the term of the WSTR Sublicense.

Fire Block Technologies has terminated the WSTR Sublicense on the basis that WorldStar has failed to meet its obligations to pay the acquisition fee of $150,000 and to make purchases of Zeroignition Fire Retardant in the first year of the WSTR Sublicense in the minimum amount of CAD$5,000,000.

In its notice of termination, Fire Block Technologies has demanded payment from WorldStar of damages in the amount of $5,150,000, but has not yet filed legal proceedings against WorldStar.

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Legal Note Respecting Trademark

Zeroignition(TM) is a trademark controlled by Fire Block International Inc.